Exhibit 10.1

AGREEMENT BETWEEN

INTERNATIONAL BROTHERHOOD OF

ELECTRICAL WORKERS,

LOCAL UNION 294

AND

REPTRON ELECTRONICS, INC., D/B/A REPTRON MANUFACTURING SERVICES -

HIBBING FACILITY

ARTICLE

1.

AGREEMENT

1.1. This Agreement is made and entered into this 22nd day of September, 2006, by and between Reptron Electronics, Inc., d/b/a Reptron Manufacturing Services - Hibbing Facility, located in Hibbing, Minnesota (hereinafter referred to as the “Employer”), and the International Brotherhood of Electrical Workers, Local Union 294, (hereinafter referred to as the “Union”).

1.2. The parties agree that they have bargained fully with respect to all proper subjects of collective bargaining and have settled all such matters as set forth in this Agreement.

ARTICLE

2.

DEFINITIONS

2.1. Throughout this Agreement, the terms “he”/”she” and “his”/”her” are to be used interchangeably. Use of the terms “he” or “his” shall be regarded as including both the masculine and feminine. Use of the terms “she” or “hers” shall be regarded as including both the feminine and the masculine.

ARTICLE

3.

PURPOSE, INTENT AND AGREEMENT EFFECT

3.1. This Agreement sets forth the entire understanding and agreement of the parties and supersedes all prior agreements and practices, oral and written, expressed or implied, except as provided in other provisions of this Agreement. The Agreement may be modified only by mutual agreement of the Union and the Employer. Nothing in this Agreement shall be construed as requiring either party to do or refrain from doing anything not explicitly and expressly set forth in this Agreement; nor shall either party be deemed to have agreed or promised to do or refrain from doing anything unless this Agreement explicitly and expressly sets forth such agreement or promise.

3.2. It is agreed that the Union shall have no right to demand of the Employer anything not provided in this Agreement. It is agreed that the Employer shall have no right to demand of the Union anything not provided in this Agreement.

It is, therefore, specifically agreed that all bargaining obligations, unless specifically reserved in this Agreement for future negotiation, are hereby waived by the parties with respect to all matters subject to collective bargaining during the term of this Agreement.

ARTICLE

4.

RECOGNITION

4.1. The Employer recognizes the Union as the sole collective bargaining agency with respect to wages, hours of work and other conditions of employment as specified in this Agreement for the employees within the unit certified by the National Labor Relations Board on August 2, 1994 in Case No. 18-RC-15611, as follows:

All full-time and regular part-time production and maintenance employees employed by the Employer at its Hibbing, Minnesota facility, including electronic technicians, machine operators, mechanical technicians, maintenance non-technical employees and maintenance technical employees; excluding office clerical employees and administrative technical employees, professional employees, support workers, tool and die technicians, administration nontechnical employees, student employees, guards and supervisors as defined in the Act.

4.2. The Union makes this Agreement in its capacity as the exclusive collective bargaining agency of the employees identified in Section 4.1 above: The provisions of this Agreement constitute the sole procedure for the processing and settlement of any claim by an employee or the Union of a violation by the Employer of this Agreement.

ARTICLE

5.

MANAGEMENT RIGHTS

5.1. All prior management rights, authority and functions shall remain vested exclusively in the Employer except as specifically surrendered or limited by express provisions of this Agreement. None of the provisions of this Article shall supersede any of the other provisions contained in this Agreement.

5.2. Management rights reserved to the Employer by this Article include, but are not limited to: the full control, management and operation of its business and its facilities; the determination and scope of its activities, services to be provided, and all methods pertaining thereto; the scheduling of work hours, days and shifts of operations (including overtime); the location, size and number of all facilities or service areas; the determination of materials, parts, products, machinery and equipment to be acquired or utilized, and the layout and scheduling thereof; the establishment of quality standards, the establishment of productivity standards and services to be rendered; the rights to establish, change, combine or eliminate jobs, duties, job classifications (if any) and job descriptions; the right to establish wage rates for new or changed jobs or positions; the right to introduce new or improved procedures, methods, technologies, processes, facilities, machinery and equipment or to make other changes to promote efficiency; the right to add, remove or change equipment; the right to maintain order and efficiency and to issue, modify and enforce rules and regulations as provided by Article 9.1; the right to lay off employees as provided by Article 17; the right to discipline or discharge employees as provided by Article 20; the right to contract or subcontract subject to Section 5.6 below; the determination of which facility or facilities, or part thereof, shall be operated, relocated, shut down, sold or abandoned; the right to terminate, merge, consolidate, sell or otherwise transfer its business or any part thereof; the determination of the number of employees; the assignment of duties to employees, including the right to assign bargaining unit work to non-unit personnel as provided by Section 5.3 below; the manning of equipment and the right to change, increase or reduce the same; the right to direct, control, assign and reassign the work force; the right to hire or refuse to hire and to be the sole judge of applicants for employment; and the right to train employees.

5.3. The Employer and the Union agree that non-unit personnel will be able to perform bargaining unit work in (a) emergency situations, (b) for purposes of training or to do new product start-ups, or to improve the quality of the process or product, (c) temporarily as needed to maintain an orderly flow of production or to meet customer demands, (d) as provided in Article 11A.2, or (e) in accordance with past practice.

5.4. If a new job is created or an old job is so changed as to constitute a new job during the term of this Agreement, the Employer will initially determine the rate for the new or changed job, put it into effect, and notify the union. The Union shall have fifteen (15) days from the date of such notification during which it may negotiate or initiate arbitration procedures of the Agreement. The arbitrator shall have the authority to determine the wage rate for the new position. If the problem is resolved, either by negotiation or through the arbitration procedure, and a new rate results, such rate shall become effective as of the date it was originally established.

5.5. The Employer’s failure to exercise any prerogative or function hereby reserved to it, or the Employer’s exercise of any such prerogative or function in a particular way, shall not be considered a waiver of the Employer’s right to exercise such prerogative or function or preclude it from exercising the same in some other way not in conflict with the express provisions of this agreement.

5.6. The Employer shall notify the Union of any decision to permanently subcontract new or existing products if the decision is made with the intent to and also has the effect of laying off bargaining unit employees. The parties may meet in an effort to retain the products at Reptron Electronics, Inc., d/b/a Reptron Manufacturing Services - Hibbing Facility. In the absence of a mutual agreement, the Employer can continue with its plan to subcontract the product.

ARTICLE

6.

UNION MEMBERSHIP AND SECURITY

6.1. The Employer agrees that for the term of this Agreement all present employees who are members of the Union shall become and remain members of the Union as a condition of employment; and that all present employees who are not members of the Union shall become and remain members of the Union immediately on or after the later of the successful conclusion of their probationary period or the execution of this Agreement and that all new employees shall become and remain members of the Union immediately after the successful completion of the employee’s probationary period.

6.2. For purposes of this article, a Union member is an employee who has made current payment on that portion of Union dues attributable to the Union’s representational activities.

6.3. Effective with the date of this Agreement and upon receipt of a voluntary written authorization from an employee, the Employer shall deduct from the authorizing employee’s wages, on a pay period basis, the dues uniformly required of all Union members. The Employer shall transmit on a monthly basis, no later than the 15th day of the calendar month following the month in which the payroll period ends, to the financial secretary of the Union the aggregate sum collected together with an itemized list showing the names and amounts deducted from each employee. The Union will submit to the Employer authorizations as they are obtained from the employee who has authorized the deductions. If an employee has insufficient earnings to equal the dues deduction, the deduction shall be made in the next payroll period in which the employee has sufficient earnings.

6.4. The Union shall indemnify the Employer and hold it harmless against any and all suits, claims, demands and liabilities (including reasonable attorney’s fees) that shall arise out of or by reason of any action that shall be taken by the Employer for the purpose of complying with the provisions of this article.

6.5. Employees transferred out of the certified bargaining unit shall be automatically dropped by the Employer from the check-off authorization rolls. The Union shall be notified of such transfers.

6.6. The amount deducted from any authorized employee’s wages shall not exceed two (2) months’ dues.

6.7. The Employer will fax and send to the Union office the names and addresses of all new hires within five (5) working days of the employee’s first day of work.

6.8. The Employer will permit a single Union representative to have up to two (2) hours per day, twenty (20) hours per month, released from work on an unpaid basis to attend to Union business. The Union shall identify the person to the Company one week in advance of the requested time, and the Company has the right to decline the particular individual requested based on production needs.

ARTICLE

7.

NON-DISCRIMINATION

7.1. Neither the Employer nor the Union will discriminate or tolerate harassment against any employee on the basis of race, religion, age, national origin, sex, disability, sexual or affectional orientation, veteran’s status or any other classification protected by applicable federal, state or local law.

7.2. Neither the Employer nor the Union will discriminate against any employee because of the employee’s membership or non-membership in the Union.

ARTICLE

8.

NO STRIKE - NO LOCKOUT

8.1. There shall be no lockout of Employees by the Employer during the term of this Agreement. There shall be no strike by the Union during the term of this Agreement.

8.2. The Union shall not call or otherwise approve in any way any concerted: strike, picketing, sympathy strike, slowdown, secondary boycott, work stoppage, sit-down strike, interruption or curtailment of work, or limitation of production or service of any kind whatsoever during the term of this Agreement. The Employer retains all rights to take all actions necessary to remedy any violation of this Article and subsection.

8.3. The Union shall immediately disavow any conduct or acts prohibited by this Article as being in violation of this Agreement, and the Union shall take immediate remedial action upon being notified of any such conduct or act. The Union shall notify the Employer within twenty-four (24) hours after it receives notice from the Employer of such conduct or act as to what actions it has taken to remedy same.

8.4. An employee shall not cause or take part in any way whatsoever in any act prohibited by this Article. An employee who engages in or causes such conduct or acts shall be subject to summary discharge or other discipline at the Employer’s discretion. The degree of discipline imposed, including discharge, shall be solely in the Employer’s judgment and discretion and shall not be grievable; the issue of whether or not the employee engaged in or caused the act or conduct, and only that issue, is subject to review under the grievance procedure. Discipline shall be imposed equally for the same conduct, giving due consideration to the employee’s previous activity regulated by this Article.

ARTICLE

9.

WORK RULES

9.1. The Employer shall have the right to make and enforce reasonable work rules.

9.2. The Union and the Employer expressly recognize that work rules include, but are not limited to, parking and parking lot policies.

ARTICLE

10.

WORKING HOURS

10.1. The standard work day shall be eight (8) or ten (10) consecutive hours, exclusive of the lunch period, and the standard work week shall be forty (40) hours per week.

10.2. Nothing in this Agreement shall be construed as a guarantee of hours of work per day or per week, or of days of work per week, for any employee.

10.3. Each employee shall be assigned, by the Employer, a thirty (30) minute unpaid meal period for each eight-hour work day actually worked by the employee.

10.4. The Employer shall assign a ten (10) minute rest period during the work hours before the meal period, and another ten (10) minute rest period during the work hours after the meal period. The Employer shall further permit an additional five (5) minute rest period after eight (8) consecutive hours worked. This Section does not prevent the Employer and any employee from agreeing to an alternative schedule for the designated rest periods relative to the meal period.

10.5. The Employer has the right to require each employee to work a reasonable amount of overtime. When there is overtime work to be performed in any classification or department, such overtime work shall be distributed as equitably as possible among employees. Records of overtime will be maintained and kept current and shall be posted in the area.

The Employer will post overtime sign-up sheets in the team and in each building on a weekly basis to allow for volunteers to express interest in overtime work. Qualified volunteers within the team will ordinarily be assigned available overtime first. If an insufficient number of qualified volunteers are found within the team, the Employer will ordinarily select qualified volunteers from the overtime sign-up sheets within the buildings, taking into consideration the skills and ability to perform the overtime work. If an insufficient number of qualified volunteers are found from the team’s and buildings’ sign-up sheets, the Employer has the right to require overtime work of other employees as provided by the Agreement. An employee who volunteers for and accepts an overtime assignment, or an employee who is otherwise assigned overtime work, and fails to report for the overtime work as scheduled will receive either a sick or tardy attendance incident.

10.6. The Employer shall have the right to release employees from duty before the end of a scheduled work day or work week, on a temporary basis, without pay and without respect to seniority. The Employer may ask for volunteers when reasonably practical.

ARTICLE

11.

SHIFT AND WORK ASSIGNMENT

11.1. The Employer shall have the right to establish and change the days and shifts of operation. A shift with one-half or more of the scheduled shift between 7:00 a.m. and 3:00 p.m. shall be classified as a “First Shift.” A shift with one-half or more of the scheduled shift between 3:00 p.m. and 11:00 p.m. shall be classified as a “Second Shift.” A shift with one-half or more of the scheduled shift between 11:00 p.m. and 7:00 a.m. shall be classified as a “Third Shift.”

(a) Regular Shift Assignment: The Employer shall have the right to establish and change shift assignments. Seniority shall be given consideration in shift preference as provided by this section. Consistent with the ability to do the required work, including consideration of team assignment, volunteers will be the first to be assigned to any shift opening. If the number of volunteers does not match the shift openings, then the less senior employee in the classification will be assigned to the non-preferred shift provided the employee has the skill and ability to do the required work including consideration of team assignment.

(b)	Alternative Shift Schedule: Based on team recommendation and with employer approval, an alternative shift schedule within work teams may be used. An alternative shift schedule may involve a shift assignment to a non-preferred shift.

(c) Temporary, Shift Assignments: A temporary shift assignment is an assignment of an employee to a shift other than his regular shift assignment for a duration of up to three (3) weeks. The employer will have the ability to make individual temporary shift assignments based on the needs of the business. The employer shall use reasonable efforts to first select volunteers from within the group having the skill and ability to do the required work for the temporary shift assignment. If an insufficient number of volunteers meeting these requirements is identified, then the employer shall use reasonable efforts to rotate temporary shift assignments among employees having the skill and ability to do the required work within the team assignment, giving due consideration to previous temporary shift assignments.

(d) Shift Staffing: Nothing in Section 11.2 shall be construed or implied to leave the employer without sufficient numbers of employees able to perform the needed duties on a nonpreferred shift.

11.2. In making changes to shift and work assignments, including flex time, the Employer shall give a minimum of three (3) work days’ notice, or such shorter notice period as is reasonable based upon customer demands, equipment problems or emergency situations.

Nothing in this Agreement shall be construed to limit the employer’s ability to assign an employee different or additional job duties, or to transfer an employee from one assembly, team or other division or department to another without limitation.

11.3. The Employer and the Union expressly recognize their shared desire to provide for flexible work hours, within reasonable terms as follows:

(a) Starting Times: Each employee’s starting time will be determined by management based on customer requirements and considering the preferences of the team and the individual employees. An employee may request to change his or her regular scheduled start time by up to three hours (generally within the three hours immediately in advance of the established shift start time, but between the hours of 5:00 a.m. and 8:00 a.m. for the First Shift), provided that the employee gives his or her supervisor reasonable advance notice of the request and the reason for the request, and the supervisor approves the request in advance. The supervisor will approve if customer demands and the company’s scheduling and production needs, including but not limited to the presence of a supervisor, can be met. The employer will make a reasonable effort to have supervisors available for changes in start time hours.

(b) Mid-Shift Appointments: An employee may also request permission to leave his or her scheduled shift for a maximum of three hours and may return to work to complete his or her scheduled shift, if work is available and a supervisor is present, without affecting his or her attendance record, but only for the following purposes: doctor or dentist appointments, court actions, or family or medical emergencies. For purposes of this Article, “family” is defined as the employee’s spouse, child, stepchild, parent, mother-in-law, father-in-law, grandparent, or grandchild. Employees have a responsibility to try to make appointments after scheduled work hours. An employee requesting Mid-Shift Flex Time must provide his or her supervisor with reasonable advance notice of the request and the reason for the request. The employer will make a reasonable effort to have supervisors available for changes in schedules and to accommodate requests that comply with this provision.

11.4. The abuse of flex hours is subject to the disciplinary process, and discipline may include the loss of flex time privileges for the employee.

11.5. The Employer and the Union expressly recognize their shared desire to provide for job sharing. An employee may request to participate in the job share program when two employees perform the same job function in the same team. Both employees would arrange to share one full time job. Both employees would work a minimum of twenty (20) hours per week. The request, including work hour arrangements must be approved by the Company Business Manager and the Human Resources Manager.

Employees in a job share status must remain in this status for a minimum of six (6) consecutive months. The following benefits are effective for employees working a minimum of 20 hours per week:

Seniority: All time on job share status is accredited at 1/2 the time of regular status.

Vacation: Vacation time will accrue at 1/2 the accrual of regular status, providing the employee has one consecutive year of continuous service prior to job share status.

Insurance: Job share employees will not be eligible to participate in the group insurance plan (medical, dental, life and disability) due to group insurance contract eligibility.

Attendance: The number of days absent, tardy or lost time will be 1/2 that of regular status.

ARTICLE

11A

JOB POSTING

11A.1 The Employer shall post each vacancy in a bargaining unit classification, other than production worker, that it intends to fill. For purposes of this Article, a vacancy refers to a position in a bargaining unit classification other than production worker and does not include a temporary position.

11A.2 The job posting shall be open for five working days and shall include the classification and minimum qualifications for the job. Bargaining unit employees in different classifications shall be eligible to express interest in the bargaining unit vacancy by responding to the posting within the five-day period and by expressing interest in writing to management. If no interest is timely expressed in accordance with these procedures by bargaining unit employees possessing the required qualifications for the job, the employer shall have the right, at its option, either to temporarily assign non-unit personnel for up to five (5) business days to fill the vacancy, or to designate the least senior qualified bargaining unit employee to fill the vacancy.

11A.3 The Employer shall consider all qualified applicants who express interest in the bargaining unit vacancy, as set forth in 11A.2. In filling the bargaining unit vacancy, the Employer shall consider the skill, ability to perform the work, experience (including but not limited to team assignment), and job performance of the qualified applicants. If and only if those factors are equal, the Employer shall fill the bargaining unit vacancy with the most senior of the equally qualified applicants.

11A.4 Employees receiving a position through the posting process will be on probation for a period of three months in the new job. If the Employer is not satisfied with the employee’s performance at any time during the trial period or if during the trial period the employee elects not to continue in the new job, the employee shall be returned without loss of seniority to his or her prior job (or, if not available, to any other open job in the bargaining unit) at the established pay for that job. Any employee who, within the trial period, has elected not to continue in a job awarded under the posting system or who has been disqualified during the trial period shall be barred for a period of 12 months from posting for any new opening for the job awarded.

ARTICLE

12.

HOLIDAYS

12.1. As of the effective date of this Agreement, the following will be recognized as paid holidays each calendar year, subject to the conditions set forth below:

New Year’s Day	Memorial Day
Independence Day	Labor Day
Thanksgiving Day	Christmas Eve Day
Christmas Day

Two (2) Employer designated floating holidays.

One (1) employee designated floating holiday, to be scheduled in the same manner as a vacation day.

Employees who have at least ten (10) years of continuous service will receive one (1) additional floating holiday each calendar year, to be scheduled in the same manner as a vacation day.

12.2. Holidays are considered 8 regular hours worked. Employees scheduled to work the sixth or seventh day of their work week will have the 8 hours for holiday considered as regular hours, making them eligible for overtime pay on the sixth and seventh days.

12.3. Employees who satisfy eligibility requirements shall receive holiday pay as follows:

Full time employees — eight (8) hours at the employee’s straight time rate of pay.

Part time employees — six (6) hours at the employee’s straight time rate of pay.

Part time employees working a minimum of 20 hours a week —four (4) hours straight time rate of pay.

An employee working a part-time schedule will receive holiday pay in accordance with his or her work schedule — that is a day’s holiday for an employee whose schedule of work is six (6) hours per day shall be six (6) hours.

12.4. The employee must work a minimum of four (4) hours in his or her last, regularly scheduled shift prior to the holiday, or if absent, must have: excused illness with a doctor statement, prearranged vacation time, floating holiday, or if applicable, lack of work.

12.5. The employee must work a minimum of four (4) hours in his or her next, regularly-scheduled shift following the holiday, or if absent must have: excused illness with a doctor statement, pre-arranged vacation time, floating holiday, or if applicable, lack of work.

12.6. The employee must have successfully completed his or her probationary period to receive paid holidays.

12.7. If an employee does not satisfy holiday pay eligibility, he or she will not receive holiday pay for that particular holiday.

12.8. An employee terminating the last scheduled work shift preceding the holiday shall receive holiday pay provided he or she has given a minimum of two (2) weeks notice and he or she has unused vacation time accrued on his or her date of termination.

ARTICLE

13.

VACATION

13.1.	In recognition of services performed, the Employer provides annual paid vacations to all eligible employees as an opportunity for rest and relaxation. Annually, an employee may accrue up to a maximum of 10, 15, or 20 days of vacation dependent upon the employee’s seniority date. Vacation accrual is related to the amount of time spent in actual employment during each payroll period. Eligibility is related to the employee’s length of continuous service with the company. Vacations will be scheduled in such a way as to not hamper the normal productivity of any department.

13.2. Each employee will be entitled to accrue paid vacation by the following employee status:

a. Regular, Full time.

b. Regular, Part time, working twenty (20) or more hours per week, but less than forty (40) hours.

13.3. All employees who have one (1) year or more of continuous service as regular employees are eligible to accrue vacation according to the following schedule:

Beginning of 2nd year through 6th year:

Full time (at least 40 hours) — accrued 3.08 hours/pay period (10 full time equivalent days/year)

Part Time (at least 30 hours) — accrued 2.31 hours/pay period (7.5 full time equivalent days/year)

Part time (at least 20 hours) — accrued 1.54 hours/pay period (5 full time equivalent days/year)

Beginning of 7th year through 14th year:

Full time (at least 40 hours) - accrued 4.62 hours/pay period (15 full time equivalent days/year)

Part Time (at least 30 hours) — accrued 3.08 hours/pay period (10 full time equivalent days/year)

Part time (at least 20 hours) — accrued 2.31 hours/pay period (7.5 full time equivalent days/year)

Beginning of 15th year:

Full time (at least 40 hours) — accrued 6.15 hours/pay period (20 full time equivalent days/year)

Part time (at least 30 hours) — accrued 4.62 hours/pay period (15 full time equivalent days/year)

Part time (at least 20 hours) — accrued 3.08 hours/pay period (10 full time equivalent days/year)

An employee satisfying the above criteria accrues vacation time if he or she works fifty (50) percent or more of the scheduled work days contained in the pay period, or any combination of work, vacation, paid holiday, or jury duty which totals fifty (50) percent or more of the work days. An employee working a part-time schedule must take vacation in accordance with his or her work schedule -- that is, a day’s vacation for an employee whose schedule of work is six (6) hours per day shall be six (6) hours.

13.31. Employees working paid overtime hours shall, on a calendar year basis, receive an additional one-half day vacation for each eighty (80) paid overtime hours in the calendar year.

13.4. Regular full time employees with less than one (1) year of continuous service from the most recent hire date will accrue ten (10) days of vacation for the first year of service. Regular part time employees with less than one (1) year of continuous service from the most recent hire date will accrue five (5) days of vacation for the first year of service. Vacation cannot be used until one (1) year of service is completed. After one year (1) of continuous service is completed the above schedule applies.

13.5. When an employee uses vacation time, he or she is responsible to give the supervisor the maximum notice possible for the day or days he or she plans to take vacation time. Vacations will be scheduled in such a way as not to hamper the normal productivity of any department. Vacation time must be approved by the Supervisor prior to the vacation time to be taken.

Vacation may be taken as follows:

•	One day at a time with proper approval from the supervisor.

•	More than one day or one week at a time with proper approval of the supervisor.

•	One quarter or one-half day at a time (two consecutive hours or four consecutive hours) with prior notice to and approval by the supervisor.

•	Vacation of two hours or four hours must accompany six hours or four hours (as the case may be, for a total of at least eight hours) of work in the same day.

Vacation days must be verified by the employee or supervisor through the Human Resources Department to ensure the vacation days have been accrued and the employee is eligible for vacation time.

13.6. Each employee can accrue vacation up to a maximum of two (2) times their annual accrual.

ANNUAL ACCRUAL	MAXIMUM ACCRUAL
10 days/year	20 days
15 days/year	30 days
20 days/year	40 days

The Human Resources Department will monitor each employee’s accrued vacation. Vacation time which exceeds the maximum allowable shall be forfeited.

13.7. Employees may elect to receive vacation pay in lieu of vacation days if accrued vacation time exceeds five days, up to a maximum of five paid days in lieu of vacation once in a calendar year. Requests for vacation pay in lieu of vacation days shall be directed to the Human Resources department.

13.8. Employees involuntarily terminated (for reasons other than flagrant violation of company policy) shall be eligible to receive vacation pay in lieu of vacation days that have been accrued at the time of termination, provided the employee has completed one (1) year of continuous service. Employees who voluntarily terminate shall be eligible to receive vacation pay in lieu of vacation days that have been accrued at the time of termination, provided the employee has completed one (1) year of continuous service.

ARTICLE

14.

WAGE RATES

14.1. Effective the first payroll period after ratification of the Agreement, the Employer shall pay employees, at a minimum, the wages called for by the schedule attached as Exhibit 1.

14.2. (A) Effective the first payroll period after September 22, 2006, the Employer shall pay employees, at a minimum, the wages called for by the schedule attached as Exhibit 1.

(B) Effective the first payroll period after September 22, 2007, the Employer shall pay employees, at a minimum, the wages called for by the schedule attached as Exhibit 2.

14.3.	New hires shall be placed on the schedule no lower than the starting wage for their classification; internal transfers shall receive credit for their continuous service with the Employer in their new classification for purposes of placement on the wage schedule.

14.4. From time to time, the work load in any department may require extended or overtime work schedules in order to meet obligations of the company. Occasionally, customer demands will warrant unscheduled overtime. Therefore, subject to the provisions of Article 10.5 of this Agreement, employees may be asked to work extended shifts without notice. The Employer compensates employees for overtime in accordance with government regulations and as follows:

A. REGULAR WORK WEEK:

1. All time worked in excess of eight (8) but not greater than twelve (12) hours in one (1) work day shall be compensated at time and one half. (This provision does not apply to modified work weeks or alternative shift schedules with planned shifts exceeding eight (8) hours; in such cases, the employee shall receive compensation as set forth in subsection 14.4B below.)

All time worked in excess of twelve (12) hours in one (1) work day shall be compensated at double time. The double time rate shall continue until the employee leaves work for a minimum of four (4) consecutive hours.

2. The first day following the regular work week, after forty (40) hours has been worked, shall be compensated at time and one half.

3. The second day following the regular work week, shall be compensated at double time if the employee has also worked: the first day following the regular work week.

4. Holiday — time worked shall be compensated at double time plus holiday pay. (The holiday must be one of the Employer’s paid holidays.)

B. MODIFIED WORK WEEK/ALTERNATIVE SHIFT SCHEDULE:

1. Four Day Workweeks or other alternative shift schedules: The Employer shall have the option to schedule employees to work four (4) ten (10) hour days in an established work week (i.e., Sunday through Saturday) or an alternative shift schedule. Ordinarily, the four (4) ten (10) hour days or other alternative shift schedule will be scheduled consecutively on weekdays, however, if there is a business necessity, the Employer may schedule the days non-consecutively and/or on weekends. Employees working a week of four (4) ten (10)-hour days will receive a five (5)-minute break after working eight (8) hours. Insofar as practicable, the Employer shall give three (3) days’

notice before implementing a four (4) ten (10)-hour day schedule or other alternative shift schedule. If employees are scheduled to work a week of four (4) ten (10)-hour days or other alternative shift schedule, the following provisions shall apply:

(a) Employees who work in excess of forty (40) hours up to forty-eight (48) hours in a work week shall receive time and one-half (1 1/2) for all hours in excess of forty (40). All time worked in excess of forty-eight (48) hours in a work week shall be compensated at double time.

(b) Employees shall receive time and one-half (1 1/2) for all hours worked in excess of ten (10) hours up to twelve (12) hours in a single workday. All time worked in excess of twelve (12) hours in a single workday shall be compensated at double time.

(c) The double time rate shall continue until the employee leaves work for a minimum of four (4) consecutive hours.

(d) If the four (4) ten (10) hour day schedule or other alternative shift schedule established by the Employer requires work on a Saturday or Sunday, the Employer shall first accept qualified employee volunteers with the necessary job skills to perform the work. If an insufficient number of qualified employees volunteers, the Employer shall assign the additional qualified employees needed to perform the work. Among qualified employees with the demonstrated job skills for the required work, assignment shall be made in order of inverse seniority.

14.5. Employees who report to work at the Employer’s request shall receive a minimum of one (1) hour’s pay.

14.6. Employees recalled to duty shall receive a minimum of one (1) hour’s pay.

14.7. Employees working a second shift as defined by Section 11.1 will be paid a shift differential of thirty-five (35) cents; employees working a third shift as defined by Section 11.1 will be paid a shift differential of forty (40) cents per hour.

ARTICLE

15.

PROBATION

15.1. Each employee shall be on probation during the first ninety (90) calendar days of active employment by the Employer.

15.2. Any employee may be discharged during the probationary period for any reason whatsoever with or without cause and without recourse. The grievance procedure (Article 18) shall not apply to any probationary employee and the discharge of any probationary employee is not grievable. The Employer may utilize individuals employed by temporary staffing firms to perform bargaining unit work for a period of up to ninety (90) calendar days, but the number of temporary employees shall not exceed more than 25% of the number of active bargaining unit employees.

15.3. Upon satisfactory completion of the probationary period an employee shall be considered a regular employee and the employee’s seniority shall date from the beginning of that probationary period.

15.4. If an employee is re-hired by the Employer after cessation of a prior period or periods of employment by the Employer, the employee shall be required to complete successfully a new probationary period and the seniority shall date from the beginning of that new probationary period. This Section 15.4 shall not apply in the case of return from an approved leave of absence or recall from layoff, provided that the employee’s employment by the Employer had not terminated prior to the return or recall.

ARTICLE

16.

SENIORITY

16.1. Seniority shall mean the length of continuous service as an employee of the Employer. The seniority of each employee shall be computed from the date of most recent hire, except that an employee granted leave(s) of absence pursuant to Article 22 shall not accumulate additional seniority during any period(s) of leave unless required by law.

16.2.	An employee who has not successfully completed the probationary period described in Article 15 shall have no seniority rights.

16.3. An employee shall lose all seniority rights if the employee:

(a) Voluntarily quits;

(b) Is discharged;

(c) Is not recalled within eighteen (18) consecutive months’ of layoff (or within a period equal to the duration of his or her employment with the Employer, whichever is shorter);

(d) Does not return to work after layoff within five (5) working days after mailing of a written notice of recall sent by first class and certified mail, with a copy to the Union, to the last known address as recorded in his or her personnel file;

(e) Fails to return to work at the end of a leave of absence;

(f) Obtains another job while on a leave of absence without written permission from the Employer.

16.4. The Employer shall provide the Union with an updated seniority list on a quarterly basis.

16.5. Employees (excluding managers, business managers and officers) who have once held positions that are now in the bargaining unit and have transferred or are transferred to a position outside the bargaining unit retain their seniority rights within the bargaining unit as they existed at the time the employee left the bargaining unit in the event of layoff and recall. Employees shall not accrue additional bargaining unit seniority after leaving the bargaining unit. If the Employer elects to implement the layoff or recall of non-unit personnel by seniority (as measured by time spent in the non-unit classification) among those employees with the job skills for the required work, the displaced non-unit personnel will have seniority rights to the classification held at the time of the most recent transfer from the unit based on their time spent doing unit work (i.e., generally from hire date to transfer date). If the Employer elects not to implement the layoff of non-unit personnel by inverse classification seniority among those employees with the job skills for the required work, non-unit personnel being laid off will have seniority rights within the classification held at the time of most recent transfer from the unit based on the lesser of (a) the employee’s actual time spent doing unit work or (b) the actual time spent doing unit work by the non-unit employee who would have been displaced if inverse seniority had been used.

16.6. Employees who accept a position with the Employer outside the bargaining unit may elect to return or be returned by the Employer to the bargaining unit within ninety (90) days of beginning work for the Employer outside the bargaining unit.

ARTICLE

17.

LAYOFF AND RECALL

17.1. Except for the right to return to bargaining unit work provided by Article 16.5, an employee has seniority rights for purposes of layoff and recall only in the classification held at the time of layoff. For purposes of this Article, seniority shall mean the accumulated length of continuous service with the Company, and the employee’s seniority as defined in Section 16.1 shall be applied to the classification at the time of layoff.

17.2. Layoffs shall be made based upon qualifications, job skills and seniority. Among employees with the job skills for the required work, layoffs shall be made in order of seniority as defined in Section 17.1 above, with the lowest seniority employee in the classification being the first to be laid off.

17.3. Recall shall be made based upon demonstrated job skills and seniority. Among employees with the demonstrated job skills for the required work, recall shall be made in the inverse order of layoff within a classification.

17.4. An employee who has not successfully completed the probationary period shall have no rights under this Article.

ARTICLE

18.

ADJUSTMENT OF GRIEVANCES

18.1. A grievance shall be limited to a good faith complaint by an employee that the Employer has violated or failed to apply correctly a specific provision or provisions of this Agreement, not excluded from this grievance procedure. This grievance procedure is the exclusive procedure for resolving bargaining unit members’ complaints related to the terms and conditions of employment, provided that nothing in this Agreement limits the ability of a bargaining unit member to pursue statutory employment discrimination, workers’ compensation or unemployment compensation claims.

18.2. Grievances shall be handled and processed in accordance with the following procedure:

Step 1. The aggrieved employee shall take the matter up with the immediate supervisor within seven (7) calendar days after the occurrence of the event that underlies the complaint. At the request of either party, a Union representative may be present.

Step 2. If a satisfactory adjustment of the dispute is not reached in Step 1 above, the individual grievant and Union representative shall reduce the complaint to writing and present it to the work area supervisor within seven (7) calendar days after the occurrence of the event that underlies the complaint.

A meeting will be arranged to discuss the matter with a Union representative within seven (7) calendar days. The individual grievant may be present, if he or she desires, or if requested by either party.

If still unsettled, the work area supervisor will give the Employer’s position, in writing to the Union, within seven (7) calendar days after the meeting.

Step 3. If a satisfactory adjustment of the dispute is not reached in Step 2 above, the Union may file a written request, which must be signed by the Union, to have the grievance referred to the Human Resources Manager or other designee of the Employer within seven (7) calendar days after issuance of the answer of the work area supervisor.

A meeting will be arranged to discuss the matter with the Union within seven (7) calendar days. The individual grievant may be present, if he or she desires, or if requested by either party.

The Human Resources Manager or other designee will give the Employer’s position in writing to the Union within seven (7) calendar days after the meeting.

Step 4. If the matter shall not have been satisfactorily settled at Step 3 above, and the matter is one subject to arbitration, as provided for in this Agreement, the Union may, within fourteen (14) days after receipt of the answer of the Human Resources Manager or other designee, as referred to in Step 3, demand in writing, signed by the individual grievant or grievants and the Union, to arbitrate the grievance, pursuant to Article 19.

18.3. The failure of the Employer or its designated representative to respond to a grievance or to give the Employer’s position within the time periods provided in this Article shall be regarded as a denial of the grievance in all respects. When the Employer responds in writing, the date of the written response shall begin the period for Union action. If no written response is provided by the Employer, the Union can regard the denial as made on the last possible date of the Employer’s response period.

18.4. The time limits in any of the steps to the above grievance procedure may be extended only by written mutual agreement.

18.5. A grievance settlement shall in no case be made effective before the date on which the grievance was first presented in Step 1 of the grievance procedure.

18.6. Except as provided by this Section, Steps 2 and 4 of the grievance procedure must be signed by any individual grievant claiming a right to relief in order to be processed in accordance with this grievance procedure. If the grievance involves more than one aggrieved individual, Steps 2 and 4 of the grievance procedure must be signed by either one-third or 10 aggrieved individuals, whichever is less, in order for any person not signing the Step 2 and Step 4 documents to receive any monetary relief.

ARTICLE

19.

ARBITRATION

19.1. If notice of a desire to arbitrate is not given within the time limit set forth in Article 18, Section 2, Step 4, then the Employer’s decision shall be final and binding. Such notice shall be in writing and shall describe fairly the nature of the grievance, including a description of the factual basis for the claim, identification of the provision or provisions of the Agreement allegedly violated, and a description of the relief requested.

19.2. Only matters which come within the specific definition of a “grievance” as set forth in Article 18.1 and which have been properly processed through the regular grievance procedure as set forth herein shall be considered. The parties shall promptly attempt to select an impartial arbitrator by mutual agreement within five (5) working days from date of notice of appeal to arbitration. In the event the Employer and the Union cannot agree on an arbitrator, the Union shall ask the Federal Mediation and Conciliation Service to submit a panel of arbitrators, and the Employer and the Union shall each have the right to request three (3) such panels from the FMCS. The parties will select an arbitrator by alternately striking names from the panel, with the party bringing the matter to arbitration striking the first name from such list. The arbitrator remaining shall be designated as the arbitrator to consider the matter in dispute.

19.3. The arbitrator shall have authority to decide only the issues) submitted to him or her and shall have no authority to change, amend, modify, supplement, or otherwise alter in any respect whatsoever this Agreement or any part hereof. Any award of the arbitrator within the above limitation shall not be retro-active before the time such grievance was presented in Step 1 of the grievance procedure.

It is expressly agreed and understood that the decision of the arbitrator shall be final and binding upon all parties.

Either party shall have the right to have a court reporter or other qualified stenographer prepare a stenographic record of any arbitration proceeding at its own expense.

19.4. All fees and expenses incurred for the services of the arbitrator shall be borne equally by the parties. The fees and expenses incurred by each party in the presentation of its case shall be borne solely by the party incurring the fee or expense.

19.5. If a grievance has not been heard by the selected arbitrator within one (1) year after the date the grievance was first presented, then it shall be deemed denied and shall not be heard by the arbitrator. This section shall not apply if the hearing is delayed by the actions or unavailability of the Employer or arbitrator.

ARTICLE

20.

DISCIPLINE AND DISCHARGE

20.1. This Article does not apply to an employee who has not completed the probationary period as defined in Article 15 of this Agreement.

20.2. The Employer may discharge or otherwise discipline an employee for just cause.

20.3. In all cases of discharge or discipline, the Employer shall notify the discharged or disciplined employee in writing of his discharge or discipline.

20.4. In the event that the Union desires to protest the discharge or discipline of an employee, such protest shall be filed in writing with the Employer within five (5) working days from the date the notice of discharge issues. The matter shall be taken up in accordance with the machinery for the adjustment of grievances, commencing at Step 3. Discharge cases shall take precedence for disposition under the grievance procedure.

20.5. The Employer will fax and send a copy of all formal written discipline to the Union office within five (5) working days.

ARTICLE

21.

SAFETY

21.1. The Employer shall take the steps that it believes are reasonable and necessary to provide a safe workplace for employees. Among other things, the Employer shall have the right to train employees, to require use of personal protective devices and equipment, to install and require the use of devices and equipment for safety purposes, to install and require the use of apparatus for detecting or monitoring hazards, and to make, keep and use safety records.

21.2. The Employer shall take the steps that it believes are necessary to make reasonable accommodation to any disabled employee.

21.3. The Union shall cooperate fully with the Employer in its efforts to provide a safe workplace for employees and shall advise the Employer immediately of any and all hazards, risks and unsafe conditions in the workplace.

21.4. The Union shall take, and cooperate with the Employer in taking the steps that the Employer believes necessary to make reasonable accommodation to any disabled employee.

21.5. The Employer and Union shall form a joint safety committee that includes three Employer and two Union representatives, with a designated Employer representative to serve as chair. The committee shall meet at least once per month for a minimum of one hour, and at such other times as the chair may direct. The committee shall have the ability to conduct walk-through inspections.

21.6. Every employee shall immediately report to the Employer any and all hazards, risks and unsafe conditions in the workplace.

21.7. The Employer shall have the right to adopt and implement a drug and alcohol testing policy that complies with applicable laws, including the Minnesota drug testing law in effect as of the date of this Agreement and all subsequent changes that provide further protections to employees. The Employer shall meet and discuss such a policy with the Union before its implementation. If the Employer and the Union do not reach agreement on the proposal, the Employer can proceed to implement its proposal, provided the same policy applies to all employees at the Hibbing facility. Regardless, either the Employer or Union may submit any unresolved issue or issues to an arbitrator, selected pursuant to Article 19, for resolution in an interest arbitration proceeding. The arbitrator’s decision shall be effective immediately upon issuance. An employee who tests positive for the first time shall be eligible to receive any treatment benefits provided by any applicable benefit plan. Employees failing a test for the second (or more) time, or refusing treatment after a first positive test, shall be subject to discipline up to and including discharge.

ARTICLE

22.

LEAVE OF ABSENCE

22.1. The Employer shall have the authority to adopt, maintain, modify and interpret such leave policies as are required by applicable law, including but not limited to a Family and Medical Leave Act policy.

22.2. Unpaid leaves of absence not to exceed ninety (90) calendar days may be granted by the Employer. Any request for such a leave of absence must be in writing to the Employer and shall state the reasons for the request.

22.3. Any employee on leave of absence must give the Employer notice in writing seven (7) calendar days before returning to work.

22.4. Any employee falsifying his reasons for a leave of absence or any employee failing to return at the expiration of the leave of absence shall lose his or her seniority rights and shall be considered as terminated.

22.5. The Employer may grant leaves of absence of longer duration, including but not limited to when the leave is necessitated by the employee’s disability.

22.6. Employees on unpaid leaves of absence of two (2) weeks or less shall be entitled to return to their position.

22.7. Employees on unpaid leaves of absence exceeding two (2) weeks shall be entitled to return to any available opening for which they are qualified. If no available opening exists at the end of the unpaid leave period, employees returning from unpaid leaves of absence shall have the recall rights provided by Article 17 of this Agreement and the right to displace probationary employees occupying positions for which they are qualified.

ARTICLE

23.

BEREAVEMENT LEAVE

23.1. The Employer shall grant bereavement leave for the death of an employee’s close relative.

(a) For the death of a close relative who lived within a 100 mile radius of Hibbing, a leave of up to three days shall be granted with absence on the day of the funeral paid at eight hours at the employee’s regular straight time rate (other day excused without pay); except that for the death of a spouse, parent or child, two of the available leave days shall be paid (other days excused without pay).

(b) For the death of a close relative who lived outside the 100 mile radius, a leave of up to five days shall be granted with absence on the day of the funeral paid at eight hours at the employee’s regular straight time rate (other days excused without pay); except that for the death of a spouse, parent or child, two of the available leave days shall be paid (other days excused without pay).

(c) For the death of a close friend, a leave of up to one day for the funeral shall be granted without pay.

23.2. Close relative includes only the employee’s spouse, son, daughter, mother, father, brother, sister, brother-in-law, sister-in-law, son-in-law, daughter-in-law, mother-in-law, father-in-law, step-parent, step-child, grandparent, grandchild, aunt, uncle, niece and nephew.

ARTICLE

24.

JURY DUTY

24.1. When an employee eligible for jury service is called and reports for such service, the employee will be reimbursed by the Employer for the difference between the amount paid by the government for such service and the time lost from his job, up to a maximum of an employee’s regularly scheduled eight (8) hour shift at the applicable straight time hourly rate and for no more than ten (10) working days per calendar year. In no case will premium pay or overtime pay be a consideration in arriving at the above referred to difference.

24.2.	Hours served on jury duty will not be counted in computing overtime hours. Hours served on jury duty will be counted for other benefit purposes to the extent permitted by applicable laws or plan provisions.

ARTICLE

25.

INSURANCE AND OTHER BENEFITS

25.1. The Employer shall make available health insurance and dental insurance to bargaining unit members on the same basis and subject to the same terms, amendments and eligibility requirements as other hourly employees of the Employer. As of the effective date of this Agreement, the Employer and employee costs of health insurance coverage are as follows: The Employer pays seventy (70) percent, and the employee thirty (30) percent, of the cost of single coverage; the Employer pays seventy (70) percent, and the employee thirty (30) percent, of the cost of single + 1 coverage; the Employer pays sixty-five (65) percent, and the employee thirty-five (35) percent, of the cost of family coverage.

25.2. The Employer shall make available disability insurance providing a benefit at the sixty (60) percent of wage protection level to bargaining unit members on the same basis and subject to the same terms, amendments, and eligibility requirements as other hourly employees of the Employer.

25.3. The Employer shall make available term life insurance to bargaining unit members on the same basis and subject to the same terms, amendments and eligibility requirements as other hourly employees of the Employer. In addition, the Employer will undertake reasonable efforts to make available supplemental term life insurance on a payroll deduction basis, with the cost of the supplemental term life insurance to be borne entirely by the employee.

25.4. The Employer shall make available a health savings account, flexible spending account, and educational reimbursement benefits to bargaining unit members on the same basis and subject to the same terms, amendments and eligibility requirements as other hourly employees of the Employer.

25.5. The Employer shall permit bargaining unit members to participate in the existing 401 (k) plan on the same basis and subject to the same terms, amendments and eligibility requirements as other hourly employees of the Employer. Participation in the 401(k) plan shall be subject to the terms, amendments and eligibility requirements of the actual plan. To the extent the plan or law imposes requirements not consistent with this provision, the plan or law controls.

25.6. To the extent this Article requires the Employer to alter or amend existing benefit plans or policies, the Employer is required to engage in its best efforts to make the amendments on a timely basis. The parties, however, expressly recognize that the provisions of the law and the plans themselves control the amendment process, and may impact the timing of any changes. The parties further acknowledge that the terms of the applicable benefit plans, to the extent different from this Article, are controlling.

ARTICLE

26.

SEPARABILITY

26.1. Should this Agreement or any part of it be rendered or declared invalid by any existing or subsequently enacted legislation or by decree of a court of competent jurisdiction, such invalidation of such part or portion of this Agreement shall be as narrowly construed as possible and shall not invalidate the remaining portions of the Agreement, but they shall remain in full force and effect.

26.2. If any part of the Agreement is rendered invalid (notwithstanding the provisions of Section 26.1), the parties agree to meet and negotiate in an effort to arrive at a replacement provision.

ARTICLE

27.

GENERAL PROVISIONS

27.1. Employees may use company telephones for personal telephone calls; however, every effort should be made to make and receive personal telephone calls during breaks and meal periods, or before and after working hours.

Telephone extensions dedicated to the operation of the business should not be used for personal telephone calls. Supervisors should designate the telephone(s) employees may use for personal telephone calls. Employees are asked to show courtesy to other employees by keeping the phone calls short.

Any personal telephone calls coming into the company shall be handled consistently, whether received by the company receptionist or in the employees supervisor’s office.

1) The incoming call shall be screened to determine if the call is important and time sensitive.

2) If the call is important and time sensitive, the call will be put through to the employee. If the call is not important, the person receiving the telephone call shall take a message for the employee. The employee will be notified before the next break or meal period.

27.2. The Employer agrees, consistent with its past practice, to use any profits from employee vending machines for company functions that include bargaining unit employees.

27.3. The Employer agrees to place a bulletin board in the facility for the exclusive use of the Union. Notices placed on the bulletin board for the Union shall be restricted to the following:

•	Notices for Union meetings;

•	Notices of Union elections;

•	Notices pertaining to Union recreational, educational and social affairs.

ARTICLE

28.

DURATION

28.1. This Agreement shall remain in full force and effect from September 22, 2006 until Midnight on September 22, 2008, and year to year thereafter unless sixty (60) calendar days’ notice shall be given in writing by certified mail by either party to the other party prior to Midnight of September 22, 2008 or any annual renewal date thereafter, of its desire to amend, modify, or terminate this Agreement. Notices pursuant to this Article shall be effective upon deposit in the U.S. mail and shall be given to the parties at the below designated addresses:

UNION:

International Brotherhood of Electrical Workers Local Union 294

Attention: Scott Weappa, Business Manager

503 East 16th Street

Hibbing, MN 55746

EMPLOYER:

Reptron Manufacturing Services

3125 East 14th Avenue

Hibbing, MN 55746

INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS LOCAL UNION 294

REPTRON ELECTRONICS, INC., D/B/A REPTRON MANUFACTURING SERVICES - HIBBING FACILITY

By	By
Its	Its
Dated:	Dated:

Exhibit 1

Wages Beginning the First Payroll Period After September 22, 2006

Job Title	Start	3 mos	6 mos	12 mos	18 mos	24 mos
Production Worker	$9.34	$9.63	$9.92	$10.21	$10.50	$10.79
Auditor	$9.54	$9.83	$10.12	$10.41	$10.70	$10.99
Machine Operator	$9.34	$9.72	$10.10	$10.47	$10.85	$11.23
Surface Mount/Machine Operator	$9.71	$10.11	$10.56	$11.00	$11.45	$11.90
Mechanical Tech	$10.14	$10.58	$11.01	$11.45	$11.89	$12.19
Electronic Tech	$12.08	$12.47	$12.85	$13.32	$13.70	$14.05
Advanced Electronic Tech	$13.08	$13.47	$13.85	$14.32	$14.70	$15.05
Maintenance NonTech	$9.30	$9.49	$9.78	$10.15	$10.43	$10.68
Maintenance Tech	$10.10	$10.48	$10.86	$11.34	$11.71	$12.06

*	Bargaining Unit employees will continue to receive five (5) cents per hour increase in the payroll period during which their anniversary date falls provided they have completed three (3) years of continuous service.
*	Bargaining unit members are not eligible for profit sharing payments.

Exhibit 2

Wages beginning the First Payroll Period After September 22, 2007

Job Title	Start	3 mos	6 mos	12 mos	18 mos	24 mos
Production Worker	$9.54	$9.83	$10.12	$10.41	$10.70	$10.99
Auditor	$9.74	$10.03	$10.32	$10.61	$10.90	$11.19
Machine Operator	$9.54	$9.92	$10.30	$10.67	$11.05	$11.43
Surface Mount/Machine Operator	$9.91	$10.31	$10.76	$11.20	$11.65	$12.10
Mechanical Tech	$10.34	$10.78	$11.21	$11.65	$12.09	$12.39
Electronic Tech	$12.28	$12.67	$13.05	$13.52	$13.90	$14.25
Advanced Electronic Tech	$13.28	$13.67	$14.05	$14.52	$14.90	$15.25
Maintenance NonTech	$9.50	$9.69	$9.98	$10.35	$10.63	$10.88
Maintenance Tech	$10.30	$10.68	$11.06	$11.54	$11.91	$12.26

*	All bargaining unit members shall have their base rate increased a minimum of twenty (20) cents per hour effective the first payroll period more than one year after the effective date of the Agreement, even if they are paid at a base rate in excess of that called for by the schedule.
*	Bargaining Unit employees will continue to receive five (5) cents per hour increase in the payroll period during which their anniversary date falls provided they have completed three (3) years of continuous service.
*	Bargaining unit members are not eligible for profit sharing payments.